Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                            SUB-ITEM 77-0-2

                               EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Neuberger Berman
Small-Cap Growth Portfolio

1.   Name of Issuer:  Dice Holdings, Inc.

2.   Date of Purchase:  July 17, 2007

3.   Number of Securities Purchased:  	2,300

4.   Dollar Amount of Purchase:  $29,900

5.   Price Per Unit:  $13.00 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Morgan Stanley & Company

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Lehman Brothers Inc
Jefferies & Company, Inc.